Exhibit 99.1

FOR IMMEDIATE RELEASE

ATLANTIC EXPRESS TRANSPORTATION CORP.
PRICES $185 MILLION OF SENIOR SECURED FLOATING RATES NOTES DUE 2012

STATEN ISLAND, NY, May 1 – Atlantic Express Transportation Corp. (the “Company”) announced today that it had priced a private offering of $185 million aggregate principal amount of Senior Secured Floating Rate Notes due 2012. The notes will be unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future domestic subsidiaries that are not unrestricted domestic subsidiaries, other than certain immaterial subsidiaries. The gross proceeds from the sale, which are expected to be $182.2 million (after original issue discount), will be used to refinance existing indebtedness, including to fund the redemption of the Company’s outstanding 12% Senior Secured Notes due 2008 (which currently bear additional PIK interest of 2% for a total of 14% per annum) and Senior Secured Floating Rate Notes due 2008 (collectively, the “Existing Notes”), to buyout certain vehicle operating leases, for general corporate purposes and to pay related transaction fees and expenses.  The closing of the sale, which is subject to customary conditions, is scheduled for May 15, 2007.

The notes are being offered only to qualified institutional buyers under Rule 144A, to non-U.S. persons outside the United States pursuant to Regulation S and to a limited number of institutional “accredited” investors within the meaning of the U.S. federal securities laws. The securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and until so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This announcement does not constitute a notice of redemption of the Existing Notes.  Any official announcement of redemption will be made in accordance with the terms of the indenture governing the Existing Notes.

This press release is not an offer to sell, nor a solicitation of an offer to buy, securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Any offers of the securities will be made only by means of a confidential offering circular.

Atlantic Express is the fourth largest provider of student transportation in the United States and the leading provider in New York City, the largest market in the United States. The Company also provides paratransit services for physically and mentally challenged passengers, and offers fixed route transit, express commuter line and charter and tour bus services. The Company has contracts with approximately 120 school districts in New York, Missouri, Massachusetts, California, Pennsylvania, New Jersey, and Illinois, and as of December 31, 2006, had a fleet of approximately 5,800 operating vehicles.

For additional information please contact:

Domenic Gatto, President and Chief Executive Officer

7 North Street, Staten Island, New York 10302

718-442-7000 ext. 8060

Website:

www.atlanticexpress.com

E-mail address:

corporatehq@atlanticexpress.com

Information contained in this news release other than statements of historical fact are forward-looking statements subject to various risks and uncertainties.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results in such forward-looking statements include failure to obtain the requisite consent of the holders of the Notes as currently contemplated.